Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 22, 2026
Contact:	Rick McCarty/Jeff Gall
Phone:	848-2265

www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA - Oak Valley Bancorp (NASDAQ: OVLY) (the "Company"), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2026, consolidated net income was $5,114,000, or $0.61 per diluted share (EPS), as compared to $5,309,000, or $0.64 EPS, for the prior quarter and $5,588,000, or $0.67 EPS, for the same period a year ago. Consolidated net income for the six months ended June 30, 2026 was $10,423,000, or $1.25 EPS, compared to $10,885,000 or $1.31 EPS for the same period of 2025.

The decrease in second quarter net income compared to the prior periods was primarily the result of an increase in non-interest expense and lower non-interest income, partially offset by an increase in net interest income and a lower provision for credit losses. The year-to-date decrease compared to 2025 was driven by higher non-interest expense, partially offset by increases in net interest income and non-interest income.

Net interest income for the three-months ended June 30, 2026 was $18,944,000, compared to $18,824,000 in the prior quarter, and $18,154,000 in the same period a year ago. The increase in net interest income over the prior periods is attributed to loan growth, and an increase in the loan yield. Average earning assets grew at a pace of 4.0% for the second quarter of 2026, as compared to the same period of the prior year. The ending balance of gross loans grew by $18,264,000 during the second quarter and $55,859,000 over the prior twelve months. Net interest margin for the three months ended June 30, 2026 was 4.15%, compared to 4.12% for the prior quarter and 4.11% for the same period last year, related to the growth and yield trends stated above.

Non-interest income was $1,665,000 for the three-months ended June 30, 2026, compared to $1,952,000 for the prior quarter and $1,703,000 for the same period last year. The decrease over the prior periods was mainly the result of a special dividend of $181,000 received from the Federal Home Loan Bank recorded during the prior quarter and due to fair value changes in a limited partnership investment.

Non-interest expense totaled $14,157,000 for the three-months ended June 30, 2026, compared to $13,506,000 in the prior quarter and $12,443,000 in the same quarter a year ago. The increases compared to prior periods were primarily due to staffing expenses and general operating costs related to supporting the Company's growth and expanded branch network.

Total assets were $2.00 billion at June 30, 2026, a decrease of $8,721,000 from March 31, 2026 and an increase of $80,669,000 over June 30, 2025. Gross loans were $1.17 billion at June 30, 2026, an increase of $18,264,000 over March 31, 2026 and $55,859,000 over June 30, 2025. The Company's total deposits were $1.76 billion as of June 30, 2026, a decrease of $17,445,000 from March 31, 2026 and an increase of $52,310,000 over June 30, 2025. Our liquidity remains strong, as evidenced by $194,803,000 in cash and cash equivalent balances as of June 30, 2026.

"We are pleased with the continued expansion of our customer base. Our second quarter results reflect loan growth, disciplined balance sheet management, and the benefit of a steady net interest margin," stated Rick McCarty, President and Chief Executive Officer. "Our team continues to manage the business with a long-term, relationship-focused approach that supports our clients, communities, and shareholders."

Non-performing assets (NPA) totaled $2,631,000 as of June 30, 2026, compared to $4,574,000 at March 31, 2026 and no NPA at June 30, 2025. The decrease compared to March 31, 2026 is due to a collateral-dependent loan that was placed on non-accrual status in December 2025, at which time the loan was individually evaluated for impairment and a specific reserve was established. During the second quarter of 2026, a charge-off of $1,735,000 was recorded on the same loan and the remaining $2,581,000 was transferred to OREO. The Company recorded a provision for credit losses of $21,000 during the second quarter as prescribed by the pooled loan calculation which considers macro-economic conditions and other credit-related factors within our current expected credit loss (“CECL”) risk model. Non-performing assets were 0.13% of total assets at June 30, 2026, compared to 0.23% at March 31, 2026. The allowance for credit losses as a percentage of gross loans decreased to 0.96% at June 30, 2026, compared to 1.13% at March 31, 2026 and 1.03% at June 30, 2025, as a result of the $1,735,000 loan charge-off during the second quarter of 2026.

The Board of Directors of Oak Valley Bancorp at their July 21, 2026, meeting declared the payment of a cash dividend of $0.375 per share of common stock to its shareholders of record at the close of business on August 3, 2026. The payment date will be August 14, 2026 and will amount to approximately $3,155,000. This is the second dividend payment made by the Company in 2026.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 19 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, Lodi, two branches in Sonora, three branches in Modesto, and three branches in the Eastern Sierra division which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

Selected Quarterly Operating Data:	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
($ in thousands, except per share)	2026	2026	2025	2025	2025

Net interest income	$18,944	$18,824	$19,457	$19,197	$18,154
Provision for (reversal of) credit losses	21	464	865	(60)	245
Non-interest income	1,665	1,952	1,825	1,973	1,703
Non-interest expense	14,157	13,506	12,262	12,700	12,443
Net income before income taxes	6,431	6,806	8,155	8,530	7,169
Provision for income taxes	1,317	1,497	1,820	1,837	1,581
Net income	$5,114	$5,309	$6,335	$6,693	$5,588

Earnings per common share - basic	$0.62	$0.64	$0.77	$0.81	$0.68
Earnings per common share - diluted	$0.61	$0.64	$0.76	$0.81	$0.67
Dividends paid per common share	$-	$0.375	$-	$0.300	$-
Return on average common equity	9.74%	10.23%	12.32%	14.30%	12.21%
Return on average assets	1.04%	1.07%	1.25%	1.35%	1.18%
Net interest margin (1)	4.15%	4.12%	4.14%	4.16%	4.11%
Efficiency ratio (2)	66.46%	62.99%	55.94%	58.27%	60.75%

Capital - Period End
Book value per common share	$25.80	$24.50	$24.79	$23.63	$22.17

Credit Quality - Period End
Nonperforming assets / total assets	0.13%	0.23%	0.23%	0.00%	0.00%
Credit loss reserve / gross loans	0.96%	1.13%	1.08%	1.03%	1.03%

Balance Sheet - Period End (in thousands)
Total assets	$2,001,578	$2,010,299	$2,023,116	$1,995,416	$1,920,909
Gross loans	1,165,715	1,147,451	1,143,930	1,112,829	1,109,856
Nonperforming assets	2,631	4,574	4,587	-	-
Allowance for credit losses	11,172	12,910	12,381	11,420	11,430
Deposits	1,763,551	1,780,996	1,792,962	1,774,882	1,711,241
Common equity	217,034	206,154	207,975	198,280	185,805

Balance Sheet - Average (in thousands)
Average assets	$1,980,142	$2,006,175	$2,013,766	$1,961,374	$1,903,741
Average earning assets	1,884,736	1,905,874	1,914,907	1,876,588	1,818,430
Average equity	210,662	210,562	203,994	185,638	183,612

Non-Financial Data
Full-time equivalent staff	246	244	238	237	231
Number of banking offices	19	19	19	18	18

Common Shares outstanding
Period end	8,413,458	8,413,458	8,388,221	8,390,621	8,382,062
Period average - basic	8,272,810	8,257,567	8,249,256	8,246,666	8,245,147
Period average - diluted	8,333,393	8,322,124	8,304,597	8,299,039	8,285,299

Market Ratios
Stock Price	$33.75	$32.43	$30.06	$28.17	$27.24
Price/Earnings	13.61	12.44	9.87	8.75	10.02
Price/Book	1.31	1.32	1.21	1.19	1.23

(1)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%. The resulting adjustment to net interest income is $546 thousand, $539 thousand, $509 thousand, $501 thousand, and $498 thousand for the three-months ended June 30, 2026, March 31, 2026, December 31, 2025, September 30, 2025, and June 30, 2025, respectively.

(2)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%, and a federal/state combined tax rate of 29.56%. The resulting adjustment to pre-tax income is $694 thousand, $666 thousand, $639 thousand, $626 thousand, and $624 thousand for the three-months ended June 30, 2026, March 31, 2026, December 31, 2025, September 30, 2025, and June 30, 2025, respectively.

Profitability	SIX MONTHS ENDED JUNE 30,
($ in thousands, except per share)	2026	2025

Net interest income	$37,768	$35,961
Provision for (reversal of) credit losses	485	519
Non-interest income	3,617	3,316
Non-interest expense	27,663	24,793
Net income before income taxes	13,237	13,965
Provision for income taxes	2,814	3,080
Net income	$10,423	$10,885

Earnings per share - basic	$1.26	$1.32
Earnings per share - diluted	$1.25	$1.31
Dividends paid per share	$0.375	$0.300
Return on average equity	9.98%	11.89%
Return on average assets	1.05%	1.15%
Net interest margin (3)	4.13%	4.10%
Efficiency ratio (4)	64.72%	61.19%

Capital - Period End
Book value per share	$25.80	$22.17

Credit Quality - Period End
Nonperforming assets/ total assets	0.13%	0.00%
Credit loss reserve/ gross loans	0.96%	1.03%

Balance Sheet - Period End (in thousands)
Total assets	$2,001,578	$1,920,909
Gross loans	1,165,715	1,109,856
Nonperforming assets	2,631	-
Allowance for credit losses	11,172	11,430
Deposits	1,763,551	1,711,241
Stockholders' equity	217,034	185,805

Balance Sheet - Average (in thousands)
Average assets	$1,993,086	$1,903,663
Average earning assets	1,895,247	1,816,395
Average equity	210,613	184,596

Non-Financial Data
Full-time equivalent staff	246	231
Number of banking offices	19	18

Common Shares outstanding
Period end	8,413,458	8,382,062
Period average - basic	8,265,231	8,238,532
Period average - diluted	8,327,790	8,281,819

Market Ratios
Stock Price	$33.75	$27.24
Price/Earnings	13.27	10.22
Price/Book	1.31	1.23

(3)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%. The resulting adjustment to net interest income is $1.085 million and $996 thousand for the six months ended June 30, 2026 and 2025, respectively.

(4)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%, and a federal/state combined tax rate of 29.56%. The resulting adjustment to pre-tax income is $1.360 million and $1.242 million for the six months ended June 30, 2026 and 2025, respectively.